                                   EXHIBIT 11

                  CYPRUS AMAX MINERALS COMPANY & SUBSIDIARIES

                                 -------------

                       COMPUTATION OF PER SHARE EARNINGS

                      (IN MILLIONS EXCEPT PER SHARE DATA)


                                                 Three Months                  Nine Months
                                               Ended September 30           Ended September 30
                                             ----------------------     ---------------------------
                                               1995         1994           1995            1994
                                             ---------    ---------     -----------    ------------
Net Income (Loss)                              $ (203)      $   48          $   28         $  108
Preferred Stock Dividends                          (5)          (4)            (14)           (14)
                                             ---------    ---------     -----------     -----------
  Income (Loss) Applicable to Common Shares    $ (208)      $   44          $   14         $   94
                                             =========    =========     ===========     ===========

Primary:
  Average Common Shares Outstanding              92.9         92.5            92.9           92.4

Fully Diluted:
  Average Common Shares Outstanding              92.9         92.5            92.9           92.4
  Common Stock Equivalents - Options/(1)/          .3           .5              .2             .5
  Conversion of Series A Preferred Stock          9.6          9.6             9.6            9.6
                                             ---------    ---------     -----------     -----------
  Fully Diluted Average Common
   Shares Outstanding                           102.8        102.6           102.7          102.5
                                             =========    =========     ===========     ===========
Earnings (Loss) per Common Share                (2.23)         .47             .15           1.01

Fully Diluted Earnings (Loss) per Share         (1.97)/(2)/    .47             .28/(2)/      1.05/(2)/


/(1)/ Common stock equivalents are not included in primary earnings per share because they are less than three percent dilutive.
/(2)/ Fully diluted earnings per share was anti-dilutive.